EXHIBIT 99.1

For Immediate Release

APTEVO THERAPEUTICS REPORTS

THIRD QUARTER FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE

$1.5 million of RUXIENCE® Royalties Earned in the Third Quarter

Funding Extends Cash Runway Into 2022

SEATTLE, WA –  November  10, 2020 – Aptevo Therapeutics Inc. (“Aptevo” or “the Company”) (NASDAQ: APVO), a biotechnology company focused on developing novel immuno-oncology therapeutics based on its proprietary ADAPTIR™ bispecific technology platform, today reported financial results for the third quarter ended September 30, 2020, and provided a business update.

“We are pleased to report progress in our APVO436 Phase 1/1b trial. Dosing in cohorts 1 through 7 has been completed, and enrollment in cohort 8 has commenced.  A total of 32 patients have been enrolled to date. In addition to our lead candidate progressing in the clinic, additional ADAPTIR™ candidates continue to develop,” said Mr. Marvin White, President and CEO of Aptevo.

Subsequent to quarter end, Aptevo announced preliminary data from cohort 6 of its APVO436 Phase 1/1b trial, including that two patients were in complete remission. “We are greatly encouraged by the complete remission seen in patients in cohort 6, a wonderful outcome for them," said Marvin White, President and CEO of Aptevo Therapeutics. "We are now in a critical phase of the study, as pharmacokinetic modelling suggests that dosing in cohorts 5 through 8 is in a therapeutic range, which could result in potential clinical activity of the drug. We look forward to continuing the dose escalation and monitoring potential clinical responses as we advance through the upcoming dose cohorts," concluded Mr. White.

As previously announced in August, additional non-dilutive funding was secured through a $25 million term loan agreement with MidCap Financial Trust. Subsequent to the end of the quarter and through November 9, 2020, certain of the holders of the Company’s warrants exercised warrants with a strike price of $18.20 per share, resulting in aggregate proceeds to the Company of approximately $16.4 million. As a result, Aptevo’s cash runway now extends into 2022, which the company believes is beyond the currently anticipated time required to achieve a potentially efficacious dose level in the APVO 436 Phase 1/1b clinical trial.

Aptevo also provided an update on the royalty payments, “In the third quarter of 2020, we earned $1.5 million in royalty payments from Pfizer on the sales of RUXIENCE®, bringing the year to date total to $1.9 million.  We are pleased with the 209% increase in the third quarter Pfizer royalty, compared to the second quarter,” said Jeff Lamothe, Chief Financial Officer of Aptevo.  “Earlier this year, we engaged Piper Sandler to sell our RUXIENCE® and IXINITY® royalty streams, and IXINITY® milestone payments. We believe we are making steady progress in our efforts, as the process moves forward,” Mr. Lamothe concluded.

Portfolio Update:

APVO436: APVO436 is a novel anti-CD123 x anti-CD3 targeted investigational bispecific antibody therapy being evaluated for the treatment of acute myeloid leukemia (AML) and myelodysplastic syndrome (MDS). To date, in our Phase 1/1b trial, dosing in cohorts 1 through 7 has been completed, and enrollment in cohort 8 has commenced.  No evidence of dose-limiting toxicities (DLTs) was observed in cohorts 5 through 7. We remain optimistic about the progress of our Phase 1/1b trial and look forward to the commencement of the APVO436 arm of the Leukemia & Lymphoma Society Beat AML clinical trial.

ALG.APV-527: ALG.APV-527, partnered with Alligator Bioscience, targeting 4-1BB and the solid tumor antigen 5T4 an oncofetal antigen, is now Phase 1 ready and we are exploring partnership opportunities for clinical development of this molecule.

APVO603: APVO603, which targets 4-1BB and OX40, has shown what we believe to be promising preclinical activity with the potential to stimulate robust anti-tumor responses by amplifying the cytotoxic function of activated T cells and NK cells. We continue to move this molecule towards the clinic and are currently optimistic about its potential.

Other preclinical candidates: As previously indicated, we plan to announce the selection of another new ADAPTIR candidate later in the year.

Third Quarter 2020 Financial Results Summary

Cash Position:  Aptevo had cash and cash equivalents as of September 30, 2020 totaling $27.5 million, including restricted cash of $2.6 million.  The restricted cash will release, in Aptevo’s favor, over the next twelve months.  As previously announced on August 5, 2020, we entered into a Credit and Security Agreement with MidCap Financial Trust, providing us with $25 million of available borrowing capacity. The full amount was drawn down on the closing date, adding approximately $24.7 million to the Company’s cash balance, after deducting transaction fees.

Royalty Revenue:  Royalty revenue increased by $1.5 million for the three months ended September 30, 2020. The increase is related to a 2.5% royalty we are entitled to receive from Pfizer related to sales of RUXIENCE®, a biosimilar to the drug RITUXAN®, which was approved by the FDA in July 2019 and launched by Pfizer in the United States and Japan in early 2020, and in the European Union in the third quarter of 2020.  RUXIENCE® is a trademark of Pfizer; RITUXAN® is a trademark of Biogen.

Research and Development Expenses:  Research and development expenses decreased by $3.1 million, to $4.5 million for the three months ended September 30, 2020, compared to the $7.6 million for the corresponding period in 2019. Research and development expenses decreased primarily due to a decrease in expenses for APVO436 related to the timing of clinical trials impacted by COVID-19. We also decreased expenses for other clinical programs, including lower costs for programs discontinued in 2019. This decrease was offset by an increase in spending in APVO436 for the nine months ended September 30, 2020, related to increased internal costs.

General and Administrative Expenses:  For the three months ended September 30, 2020, general and administrative expenses decreased by $0.6 million, or 17%, to $3.2 million from $3.9 million for the three months ended September 30, 2019. This decrease was primarily due to reduced personnel and professional services costs.

Other Expense: Other expense consists primarily of gains or losses realized on foreign currency revaluation, costs related to debt extinguishment, accrued exit fees on debt, and interest on debt. Other expense increased by $0.1 million to $0.7 million for the three months ended September 30, 2020 from $0.6 million for the three months ended September 30, 2019, due to interest and an accrued exit fee for the MidCap credit agreement we entered into on August 5, 2020.

Discontinued Operations: Income from discontinued operations decreased by $4.0 million for the three months ended September 30, 2020 compared to the three months ended September 30, 2019. Q3 2019 included a one-time milestone related to the 2017 sale of our hyperimmune business.

Medexus reported their second quarter 2020 net IXINITY sales to Aptevo in July and made a deferred payment to Aptevo of $0.2 million in August. Additionally, Medexus reported their estimated third quarter 2020 net IXINITY sales to Aptevo in October and expects to make a deferred payment within 45 days after quarter-end, per the LLC Purchase Agreement, to Aptevo of approximately $0.1 million. We intend to record the deferred payment amount related to Medexus’ third quarter sales of IXINITY as a gain in the fourth quarter of 2020.

Net Income (Loss):  Aptevo’s net loss from continuing operations for the three month period ended September 30, 2020 was $6.8 million or $2.10 per share, as compared to a net loss of $6.9 million or $2.15 per share for the corresponding period in 2019.

Aptevo Therapeutics Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts, unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$24,942	$12,448
Restricted cash - current	2,555	—
Royalty receivable	1,463	—
Prepaid expenses	1,487	1,078
Held for sale assets - current	—	16,309
Other current assets	206	160
Total current assets	30,653	29,995
Restricted cash	—	7,498
Property and equipment, net	3,020	3,946
Operating lease right-of-use asset	2,990	3,747
Held for sale assets - non-current	—	7,465
Other assets	757	757
Total assets	$37,420	$53,408
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$3,911	$6,427
Accrued compensation	2,082	2,870
Current portion of long-term debt	—	19,863
Held for sale liabilities - current	—	8,135
Other short-term liabilities	1,424	944
Total current liabilities	7,417	38,239
Loan payable - long term	25,199	—
Operating lease liability	2,602	3,327
Total liabilities	35,218	41,566

Stockholders' equity:
Preferred stock: $0.001 par value; 15,000,000 shares authorized, zero shares issued or outstanding	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized; 3,232,811 and 3,234,232 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	45	45
Additional paid-in capital	180,710	179,653
Accumulated deficit	(178,553)	(167,856)
Total stockholders' equity	2,202	11,842
Total liabilities and stockholders' equity	$37,420	$53,408

Aptevo Therapeutics Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts, unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Royalty revenue	1,463	—	1,936	—
Operating expenses:
Research and development	(4,494)	(7,596)	(12,940)	(20,355)
General and administrative	(3,215)	(3,863)	(9,671)	(12,671)
Loss from operations	(6,246)	(11,459)	(20,675)	(33,026)
Other expense from continuing operations	(702)	(625)	(973)	(1,639)
Loss on extinguishment of debt	—	—	(2,104)	—
Loss before income tax	(6,948)	(12,084)	(23,752)	(34,665)
Benefit from income tax	—	999	—	999
Net loss from continuing operations	$(6,948)	$(11,085)	$(23,752)	$(33,666)
Discontinued operations:
Income from discontinued operations, before income taxes	157	5,160	13,055	2,391
Income tax expense	—	(999)	—	(999)
Income from discontinued operations	157	4,161	13,055	1,392
Net loss	$(6,791)	$(6,924)	$(10,697)	$(32,274)

Net loss from continuing operations per share	$(2.15)	$(3.44)	$(7.35)	$(11.98)
Net income from discontinued operations per share	$0.05	$1.29	$4.04	$0.50
Basic and diluted net loss per basic share	$(2.10)	$(2.15)	$(3.31)	$(11.48)
Weighted-average shares used to compute per share calculations	3,232,811	3,226,419	3,233,257	2,810,141

About Aptevo Therapeutics Inc.

Aptevo Therapeutics Inc. is a clinical-stage biotechnology company focused on developing novel immunotherapies for the treatment of cancer. The Company's lead clinical candidate, APVO436, and preclinical candidates, ALG.APV-527 and APVO603, were developed based on the Company's versatile and robust ADAPTIR™ modular protein technology platform. The ADAPTIR™ platform is capable of generating highly differentiated bispecific antibodies with unique mechanisms of action for the treatment of different types of cancer. For more information, please visit www.aptevotherapeutics.com

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including, without limitation, statements regarding potential royalty and milestone payments and the recording of such payments, Aptevo’s ability to successfully obtain revenue on terms acceptable to Aptevo, Aptevo’s outlook, financial performance or financial condition, Aptevo’s estimated cash burn, Aptevo’s technology and related pipeline, Aptevo’s partnership opportunities, Aptevo’s expectations about the advancement of its clinical trials, Aptevo’s expectations regarding the effectiveness of its ADAPTIR platform, and any other statements containing the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “forecasts,” “estimates,” “will” and similar expressions are forward-looking statements. These forward-looking statements are based on Aptevo’s current intentions, beliefs and expectations regarding future events. Aptevo cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from Aptevo’s expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, Aptevo does not undertake to update any forward-looking statement to reflect new information, events or circumstances.

There are a number of important factors that could cause Aptevo’s actual results to differ materially from those indicated by such forward-looking statements, including a deterioration in Aptevo’s business or prospects; adverse developments in research and development; adverse developments in the U.S. or global capital markets, credit markets or economies generally; and changes in regulatory, social and political conditions. For instance, actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties inherent in the initiation and enrollment of future clinical trials, availability and timing of data from ongoing clinical trials, expectations for the timing and steps required in the regulatory review process, expectations for regulatory approvals, the impact of competitive products, our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of the Company's product candidates, business or economic disruptions due to catastrophes or other events, including natural disasters or public health crises such as the novel coronavirus (referred to as COVID-19).  Additional risks and factors that may affect results are set forth in Aptevo’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as filed on March 25, 2020 and its subsequent reports on Form 10-Q and current reports on Form 8-K. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from Aptevo’s expectations in any forward-looking statement.

Investor and Media Contact:

Elif McDonald

Senior Director, Investor Relations and Corporate Communications

Aptevo Therapeutics Inc
Phone: 206.859.6616
E-mail:  ir@apvo.com